Exhibit 99.1

Power Solutions International, Inc. Announces Preliminary Fourth Quarter 2011 Results

WOOD DALE, Illinois, February 13, 2012 (GLOBE NEWSWIRE) -- Power Solutions International, Inc (OTC-BB: PSIX.OB) (the “Company”) today announced preliminary results for the quarter ended December 31, 2011.

Net sales for the fourth quarter 2011 are expected to fall in the range of $44 million to $46 million, an approximate increase of 50% compared to the Company’s fourth quarter last year and an increase of 5% from the third quarter of 2011. Gross margin is expected to improve from the third quarter. Operating income is expected to fall in the range of $2.4 million to $2.8 million.

The Company is announcing preliminary results prior to presenting at two upcoming investor conferences. Management will present at the Jefferies 2012 Global Clean Technology Conference on February 23rd, 2012, in New York City, and at the 24th Annual ROTH Conference on March 13th, 2012, in Dana Point, CA. The Company expects to report final results for the fourth quarter and 2011 year during the week of March 26.

About Power Solutions International

Power Solutions International, Inc. (OTC-BB: PSIX.OB) is a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems. PSI can provide integrated turnkey solutions to leading global original equipment manufacturers in the industrial, off-road and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities enable the customized production of clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel, gasoline, or hybrid systems. The Company also has hardware and proprietary software that integrates hybridization to further expand alternative fuel engine options.

PSI develops and delivers complete .97 to 22 liter power systems, including a new 8.8 liter engine aimed at the on-highway market. PSI power systems are used worldwide in power generators, forklifts, aerial lifts, industrial sweepers, as well as in equipment for oil and gas production, aircraft ground support, agriculture, and construction. The new 8.8 liter system will be marketed to medium duty fleets, delivery trucks, school buses, and the garbage and waste truck segments.

Contacts:

Investor Relations:

ICR, LLC

Gary Dvorchak, CFA

Senior Vice President

+1 (310) 954-1123

Gary.Dvorchak@icrinc.com

Company:

Power Solutions International, Inc.

Daniel P. Gorey

Senior Vice President of Finance

+1 (630) 451-2290

dgorey@powergreatlakes.com